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Exhibit 10.29

FIRST AMENDMENT

        THIS FIRST AMENDMENT (the "Amendment") is made and entered into effective as of October 31, 2007 (the "Effective Date") by and between NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability company ("Landlord") and BLADELOGIC, INC., a Delaware corporation ("Tenant").

RECITALS

A.
Landlord and Tenant are parties to that certain Standard Lease dated as of January, 2006 (the "Original Lease") by and between Lexington Corporate Center Associates, LLC ("Original Landlord") and Tenant (the Original Lease together with this Amendment shall be referred to herein collectively as the "Lease"). Pursuant to the Original Lease, Tenant leases certain premises in the building known as "Building 3" (the "Building") located at 10 Maguire Road, Lexington, Massachusetts 02421, commonly known as the Lexington Corporate Center (the "Project"), which premises contain approximately 31,697 rentable square feet of office space on the second floor of the Building (the "Original Premises"). The Term under the Original Lease currently expires on September 30, 2010.

B.
Tenant has requested that Landlord extend the Term of the Lease until February 28, 2013 and lease to Tenant an additional 15,941 rentable square feet on the third floor of the Building, as more particularly shown on Exhibit A-1 attached hereto and incorporated herein (the "Expansion Premises") and that the Lease be appropriately amended, and Landlord is willing to do the same on the following terms and conditions.

C.
The Original Premises and the Expansion Premises collectively are also referred to as the Entire Premises.

        NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.     Term; Extension Option.

  1.01.
  From and after the Expansion Premises Commencement Date (as hereinafter defined), the definition "Initial Term" in Section 1.2 of the Original Lease shall be deleted and replaced with the following: "Initial Term: Approximately six (6) years and eight (8) months commencing on the Commencement Date and expiring at 11:59 p.m. on February 28, 2013 (the "Expiration Date")".

  1.02.
  From and after the Effective Date, Section 14.30 ("Option to Extend") of the Original Lease shall be amended by (i) replacing the words "three (3) years" in the first sentence of the first paragraph with the words "five (5) years" and (ii) replacing the words "calendar year 2010 and Fiscal Year 2011" in the first sentence of the third paragraph with the words "calendar year 2013 and Fiscal Year 2014".

2.     Expansion Premises.

  2.01.
  From and after the later date to occur of (a) the date Landlord delivers possession of the Expansion Premises to

    Tenant in the condition set forth in Section 2.02 below and (b) November 1, 2007 (the "Expansion Premises Commencement Date") (i) the Expansion Premises shall be added to the Original Premises, and together they shall constitute the "Premises" for all purposes under the Lease and (ii) the Premises Rentable Area, as defined in Section 1.2 of the Original Lease, shall thereafter be deemed to be 47,638 rentable square feet. The Expansion Premises shall be leased to Tenant subject to all of the terms and conditions of the Original Lease, as amended by this Amendment.

  2.02.
  Landlord shall deliver the Expansion Premises to Tenant vacant, broom clean and free of all personal property and debris, but otherwise in their "as-is" condition, and, except as aforesaid, the Expansion Premises are accepted by Tenant in "as is" condition and configuration without any representations or warranties by Landlord except as specifically set forth in the Lease. By taking possession of the Expansion Premises, Tenant agrees that the Expansion Premises are in good order and satisfactory condition. Landlord shall not be liable for a failure to deliver possession of the Expansion Premises or any other space due to the holdover or unlawful possession of such space by another party. To the best of Landlord's knowledge, as of the date hereof the Building is in compliance with all applicable governmental laws, rules and regulations. To the extent any portion of the Building does not comply with applicable governmental laws, rules and regulations existing as of the date hereof, Landlord shall be required to bring the same into compliance to the extent feasible subject to the terms and provisions of this Lease.

  2.03.
  Any tenant improvement work to the Premises by Tenant shall be performed in accordance with the Tenant Work Letter attached hereto as Exhibit B and otherwise in compliance with the terms of the Lease (including without limitation Section 5.2 of the Original Lease).

3.     Annual Base Rent; Tax Costs and Operating Expenses; Security Deposit.

  3.01.
  Basic Rent for the Original Premises shall be determined by Section 1.2 of the Original Lease through September 30, 2010.

  3.02.
  From and after the Expansion Premises Rent Commencement Date, the Basic Rent schedule set forth in Section 1.2 of the Original Lease shall be amended by adding the Basic Rent schedule attached hereto as Schedule 1. Notwithstanding anything in the Original Lease to the contrary, Tenant shall have no obligation to pay any Basic Rent or Escalation Charges with respect to the Expansion Premises prior to the Expansion Premises Rent Commencement Date. The "Expansion Premises Rent Commencement Date" shall be one hundred twenty (120) days following the Expansion Premises Commencement Date.

  3.03.
  Effective as of Expansion Premises Rent Commencement Date, Section 1.2 of the Original Lease shall be amended as follows:

  (a)
  Both definitions of "Escalation Factor" in Section 1.2 of the Original Lease shall be deleted and replaced with the following: "Escalation Factor: 11.12% with respect to the Original Premises and 5.59% with respect to the Expansion Premises, both as computed in accordance with the Escalation Factor Computation".

  (b)
  The definition of Base Taxes shall be deleted and replaced with the following: "Base Taxes: Taxes for the fiscal year July 1, 2006 - June 30, 2007 for the Original Premises and Taxes for the fiscal year July 1, 2007 - June 30, 2008 for the Expansion Premises, as the same may be abated".

  (c)
  The definition of Base Operating Expenses shall be deleted and replaced with the following: "Base Operating Expenses: Operating Expenses for Calendar Year ending

      December 31, 2006 for the Original Premises and Operating Expenses for Calendar Year ending December 31, 2008 for the Expansion Premises".

    (d)
    The definition of Base Utility Expenses shall be deleted and replaced with the following: "Base Utility Expenses: Utility Expenses for Calendar Year ending December 31, 2006 for the Original Premises and Utility Expenses for Calendar Year ending December 31, 2008 for the Expansion Premises".

    (e)
    The definition of Tenant's Original Electrical Factor shall be deleted and replaced with the following: "Tenant's Original Electrical Factor: $1.25 per rentable square foot per year. $4,962.29 per month subject to adjustment from time to time, to reflect changes in the cost of obtaining electric service". Notwithstanding the foregoing, Landlord reserves all rights set forth in Section 7.5 of the Original Lease, including without limitation the right to separately meter or sub-meter the Premises and/or the right to have an electrical survey performed.

    (f)
    The Security Deposit set forth in Section 1.2 of the Original Lease shall be $158,485.00. No additional security deposit shall be required in connection with this Amendment.

4.     Improvement Allowance; Refurbishment Allowance.

  4.01.
  From and after the Expansion Premises Commencement Date, Landlord shall disburse to Tenant or, at Tenant's option, directly to Tenant's contractors, an amount up to $398,525.00 (the "Improvement Allowance") of the cost of Tenant's initial improvements to the Expansion Premises and/or improvements to the Original Premises made on or after the Effective Date hereof, all as more particularly set forth in Exhibit B attached hereto.

  4.02.
  Commencing on December 31, 2010, Landlord shall reimburse Tenant for up to $158,485.00 (the "Additional Improvement Allowance") for the cost of Tenant Improvements to the Premises, all as more particularly set forth in Exhibit B attached hereto.

  4.03.
  Landlord and Tenant acknowledge that the allowance established per the provisions of Section 4.9 of the Lease has been previously paid by the Original Landlord and has no applicability to the allowances set forth in Sections 4.01 and 4.02 hereunder.

5.     Parking.

  5.01.
  From and after the Expansion Premises Commencement Date, the number of non-reserved parking spaces to which Tenant is entitled to use under the Lease shall be increased to one hundred sixty-seven (167) parking spaces based upon a parking lot ratio of three and one-half (3.5) vehicle spaces per each one thousand (1,000) rentable square feet of the Premises per Section 2.2(c) of the Original Lease.

  5.02.
  Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking lot. Landlord shall not be liable for any loss, injury or damage to persons using the parking lot or automobiles or other property thereon, it being agreed that, to the fullest extent permitted by law, the use of the parking lot and the parking spaces shall be at the sole risk of Tenant and its employees. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking lot.

  5.03.
  Tenant's Parking Rights shall be subject to such reasonable rules and regulations therefor as may be set and changed with reasonable prior notice by the Landlord from time to time and uniformly enforced by Landlord during the Term. Tenant's Parking Rights above are non-assignable apart from the Lease (which shall be subject to the terms and conditions hereof)

    and intended solely for the use of Tenant's employees, agents, subtenants approved by the Landlord as required under the terms of this Lease, and business invitees to the Premises.

6.     Miscellaneous.

  6.01.
  Effective as of the Effective Date, Landlord's Address for Notice as set forth in Sections 1.2 and 14.12 of the Original Lease shall be as follows:

  For all Notices:

  Steve Smith
  Normandy Real Estate Management
  1776 On the Green
  67 Park Place East
  Morristown, NJ 07960

  With a copy to:

  Raymond P. Trevisan
  Principal, General Counsel
  Normandy Real Estate Partners
  67 Park Place East
  Morristown, NJ 07960

  6.02.
  Effective as of the Effective Date, all payments of Base Rent, Additional Rent and other amounts due under the Lease from Tenant shall be made as follows:

If by Regular Mail:	Normandy Lexington Acquisition, LLC P.O. Box 30930 New York, New York 10087-0930
If by Overnight Mail/Courier:	JP Morgan Chase - Lockbox Processing Normandy Lexington Acquisition, LLC Lockbox 30930 4 Chase Metrotech Center Ground Level Courier on Willoughby Street Brooklyn, NY 11245
If by Wire Transfer:	Normandy Lexington Acquisition, LLC Account No. 230460283 ABA: 021000021 Bank: JPMorgan Chase Bank 401 Madison Avenue New York, NY 10017
  6.03.
  Effective as of the Effective Date, the definition of "Manager" set forth in Section 1.3 of the Original Lease shall be deleted and replaced with "Normandy Real Estate Management, LLC".

  6.04.
  This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

  6.05.
  Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

  6.06.
  In the case of any inconsistency between the provisions of the Original Lease and this Amendment, the provisions of this Amendment shall govern and control.

  6.07.
  Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

  6.08.
  The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

  6.09.
  Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Richards Barry Joyce & Partners (the "Broker"). The Landlord shall be responsible for the brokerage commission due to the Broker per a separate agreement between Landlord and Broker. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Landlord Related Parties") harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment, other than Broker. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than Broker and Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Tenant Related Parties") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment, including Broker.

  6.10.
  Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:
NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability company
/s/ LAURA J. ALLEN	By:	/s/ RAYMOND P. TREVISON
Name (print): Laura J. Allen	Name:	Raymond P. Trevison
	Title:	Vice President
/s/ LEONA MADDOCKS Name (print): Leona Maddocks
WITNESS/ATTEST:	TENANT:
BLADELOGIC, INC., a Delaware corporation
/s/ MICHAEL J. CAYER	By:	/s/ JOHN J. GAVIN, JR.
Name (print): Michael J. Cayer	Name:	John J. Gavin, Jr.
	Title:	Chief Financial Officer
/s/ SCOTT E. CHASE Name (print): Scott E. Chase

SCHEDULE 1

ANNUAL BASIC RENT

Period	Basic Rent Per RSF	Annual Base Rent	Monthly Installment of Base Rent
I. Original Premises. (31,697 s.f.)
Through 9/30/2010	Per Section 1.2 of the Original Lease
October 1, 2010 - February 28, 2011	29.00	$919,213.00	$76,601.08
II. Expansion Premises. (15,941 s.f.).
Expansion Premises Rent Commencement Date - February 28, 2009	27.00	$430,407.00	$35,867.25
March 1, 2009 - February 28, 2010	$28.00	$446,348.00	$37,195.67
March 1, 2010 - February 28, 2011	$29.00	$462,289.00	$38,524.08
III. Original Plus Expansion Premises. (47,638 s.f.).
March 1, 2011 - February 29, 2012	$30.00	$1,429,140.00	$119,095.00
March 1, 2012 - February 28, 2013	$31.00	$1,476,778.00	$123,064.83

EXHIBIT A-1

PLAN OF EXPANSION PREMISES

EXHIBIT B

TENANT WORK LETTER

        This Exhibit is attached to and made a part of the First Amendment by and between NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability company ("Landlord") and BLADELOGIC, INC., a Delaware corporation ("Tenant") for certain space in the Building known as "building 3" located at 10 Maguire Road, Lexington, Massachusetts 02421.

        1.    General.

          1.1    Purpose.    This Tenant Work Letter sets forth the terms and conditions governing Tenant's construction of tenant improvements to be performed in the Premises (the "Tenant Improvements") subject to and in accordance with the terms of the Lease.

          1.2    Construction Representatives.    Prior to commencement of construction hereunder, each of Landlord and Tenant shall designate a representative (a "Representative") who shall act for Landlord and Tenant, as the case may be, in all matters regarding Tenant Improvements. As of the date of execution hereof, Landlord's representative is Matt Callaghan (contact number 781-487-0224).

          All inquiries, requests, instructions, authorizations or other communications with respect to the Tenant Improvements shall be made to Landlord's Representative or Tenant's Representative, as the case may be. Authorizations made by Tenant's Representative shall be binding and Tenant shall be responsible for all costs authorized by Tenant's Representative. Either party may change its Representative at any time by written notice to the other party. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order approval or other matter relating to the Tenant Improvements until it has been executed by Tenant's Representative.

        2.    Landlord Work; Labor Harmony.    Tenant acknowledges and agrees that in the event any portion of the construction of the Tenant Improvements interferes with, or in the reasonable judgment of Landlord may interfere with, the construction of any work to be performed by Landlord in the Building during construction of the Tenant Improvements, in all such events the work on the Tenant Improvements shall take priority. If at any time construction of the Tenant Improvements shall cause disharmony, interference or union disputes of any nature whatsoever, whether with contractors of the Landlord and/or other tenants or occupants of the Building, Landlord reserves the right, without any liability to Landlord whatsoever, to immediately halt such construction of the Tenant Improvements and/or bar any offending contractors and/or subcontractors from the Building until such disharmony, interference or union disputes may be resolved. Notwithstanding the foregoing, Tenant shall be permitted to use J. Calnan Associates for the performance of the Tenant Improvements.

        3.    Design and Schedule.

          3.1    Tenant Plans for Tenant Improvements.

            (a)   Space Plan.    The "Space Plan" as used herein shall mean a plan containing, among other things, a partition layout, door location and some furniture located in key spaces within the Premises.

            (b)   Construction Drawings and Specifications.    The "Construction Drawings and Specifications" as used herein shall mean the construction working drawings, the mechanical, electrical and other technical specifications, and the finishing details, including wall finishes and colors and technical and mechanical equipment installation, if any, all of which details the installation of the Tenant Improvements in the Expansion Premises. The Construction Drawings shall be signed by Tenant's Representative and shall be delivered to Landlord for its review.

            (c)   Except as otherwise provided pursuant to Section 5.2 and/or Section 14.21 of the Original Lease, all Tenant Improvements which are permanently affixed to the Expansion Premises or alter the operational systems of the Building shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain in the Expansion Premises at all times during the Term of the Lease.

          3.2    Approvals by Landlord.    The Space Plan and all Construction Drawings and Specifications for the Tenant Improvements (collectively, the "Tenant Plans") shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld or delayed, except that Landlord shall have complete discretion with regard to granting or withholding approval of the portions of the Tenant Plans to the extent the Tenant Plans would impact the Building's structure or systems, affect future marketability of the Premises or Building or would be visible from the common facilities or exterior of the Building. Any changes, additions or modifications that Tenant desires to make to the Tenant Plans shall also be subject to Landlord's prior written approval, which shall not be unreasonably withheld or delayed except as provided above for the Building structure, system or appearance impact.

          4.    Construction of Tenant Improvements.    Following Landlord's final approval of the Tenant Plans and Tenant obtaining permits, Tenant may commence and shall thereafter diligently proceed with the construction of the Tenant Improvements. Tenant shall hire a contractor reasonably acceptable to Landlord to complete the Tenant Improvements and shall provide Landlord with a copy of the construction contract and all amendments thereto prior to commencement of construction. The Tenant Improvements shall be conducted with due diligence, in a good and workmanlike manner befitting a first class office building, and in accordance with the Tenant Plans and all applicable laws, codes, ordinances and rules and regulations of all governmental authorities having jurisdiction and shall be performed in compliance with the terms and conditions of the Lease including without limitation Section 5.2 of the Original Lease. Tenant shall (i) not commence any construction until it has received a building permit for the Tenant Improvements and (ii) complete construction as soon as is practicable but consistent with the schedule provided to the Landlord in connection with its approval of the Tenant Plans. Expenses for electric service and other separately metered utilities during Tenant's build-out and move-in shall be the responsibility of Tenant.

          Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from any and all claims for personal or bodily injury and property damage that may arise from the performance of the Tenant Improvements, whether resulting from the negligence or willful misconduct of its general contractors, subcontractors or otherwise. Tenant and its contractors and subcontractors shall execute such additional documents as Landlord deems reasonably appropriate to evidence said indemnity.

        Tenant shall not commence the Tenant Improvements until the following is provided to the Landlord:

            (a)   Insurance.    Prior to construction, Tenant shall provide Landlord, in addition to the insurance required under the terms of Section l.3 of the Original Lease, with an original certificate of All-Risk Builder's Risk Insurance (the "Builder's Risk Insurance Policy"), subject to Landlord's reasonable approval, in the minimum amount of the replacement cost of the Tenant Improvements issued by a company or companies acceptable to Landlord and authorized to do business in the Commonwealth of Massachusetts, covering the Premises, with premiums prepaid, and which names the Landlord as an additional insured. Said policy shall insure the Tenant Improvements and all materials and supplies for the Tenant Improvements stored on the Premises (or at any other sites and including the Premises) against loss or damage by fire and the risks and hazards insured against by the standard form of extended coverage, and against vandalism and malicious mischief, and such other risks and hazards as Landlord may reasonably request. Said insurance coverage shall be for 100% of replacement cost, including architectural fees. The Builder's Risk Insurance Policy shall contain a provision that the insurance company waive the rights of recovery or subrogation against Landlord, its agents, servants, invitees, employees, co-tenants, co-venturers, affiliate companies, and their insurers.

            (b)   Governmental Permits.    Building permits and other appropriate permits and licenses from the appropriate agency or office of any governmental or regulatory body having jurisdiction over the Premises and which are required for the construction of the Tenant Improvements.

            (c)   Additional Insurance.    Additional insurance in the form of and meeting the requirements as Landlord may reasonably determine by notice to the Tenant at the time of review of Tenant's Plans.

        5.    Change Orders.    If Tenant requests any change or addition to or subtraction from the Tenant Improvements ("Change Order") after Landlord's approval of the final and complete Construction Drawings and Specifications for the Tenant Improvements, Landlord shall respond to Tenant's request for consent as soon as reasonably possible, but in no event later than ten (10) business days after being made, provided, however, Landlord will endeavor to respond to Tenant's Change Order request within five (5) business days after receipt. Any changes, additions or modifications that Tenant desires to make to the Tenant Plans shall not be unreasonably withheld, except that Landlord shall have complete discretion with regard to granting or withholding approval for the Building structure, system or appearance as provided in Section 3.2 above. All costs incurred by Landlord in connection with such change orders shall by reimbursed by Tenant to Landlord, as additional rent, with fifteen (15) days of Tenant's receipt of an invoice therefor.

        6.    Cooperation With Other Tenants.    Tenant shall promptly remove from the common facilities any of Tenant's or Tenant's contractors' or subcontractors' equipment, materials, supplies or other property deposited in the common facilities during the construction of the Tenant Improvements. Further, Tenant shall at no time disrupt or allow disruption to any other existing tenant's or Building occupant's access to their premises or the Building, nor allow disruptions of mechanical, electrical, telephone and plumbing services. In addition, Tenant shall not interrupt or interfere with the normal business operations of any other tenant or occupant of the Building, the Project or adjacent buildings. To the extent construction of the Tenant Improvements does, or in the reasonable opinion of Landlord may, interrupt the normal business operations of any other tenant or occupant of the Building, the Project or adjacent buildings, such portion of the Tenant Improvement work shall be performed after normal business hours at such times as are directed by Landlord.

        7.    Inspection by Landlord; Construction Supervision.    Landlord shall have the right to inspect the Tenant Improvements at all reasonable times. Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute the Landlord's approval of same. Tenant shall pay Landlord a fee of $12,000 for construction management and supervision which shall be the total fee charged by Landlord for construction review and oversight of the Tenant Improvements performed by Tenant and for which Tenant seeks payment from Landlord of the Improvement Allowance and the Additional Improvement Allowance.

        8.    Completion of Tenant Improvements.    Tenant shall notify Landlord in writing when the Tenant Improvements have been substantially completed. Landlord shall thereupon have the opportunity to inspect the Tenant Improvements in order to determine if the Tenant Improvements have been substantially completed in accordance with the Tenant Plans. If the Tenant Improvements have not been substantially completed in accordance with the Tenant Plans, Landlord shall immediately following inspection, provide Tenant with written notification of the items deemed incorrect or incomplete. Tenant shall forthwith proceed to correct the incorrect or incomplete items. Notwithstanding anything to the contrary, the Tenant Improvements shall not be considered suitable for review by Landlord until all designated or required governmental inspections, permits and certifications necessary for the Tenant Improvements, including, but not limited to a temporary or final certificate of occupancy, have been made, given and/or posted.

        9.    Tenant Improvement Allowance.

            (a)   Landlord shall provide to Tenant the Improvement Allowance (as defined in Section 4.01 of this Amendment) to be used solely towards the Costs of Tenant Improvements (as hereinafter defined). Tenant shall be solely responsible for the amount by which the Costs of Tenant Improvements exceed the Improvement Allowance.

            (b)   Commencing on December 31, 2010 (the "Additional Improvement Allowance Date"), Landlord shall provide to Tenant the Additional Improvement Allowance (as defined in Section 4.01 of this Amendment) for the costs of Tenant Improvements made to the Premises; provided, however, the foregoing is not intended to restrict Tenant from performing Tenant Improvements to the Premises prior to December 31, 2010. Tenant shall be solely responsible for the amount by which the Costs of Tenant Improvements exceeds the Improvement Allowance and Additional Improvement Allowance. Tenant shall also be responsible for the timely payment of any work performed by or on behalf of Tenant to avoid the placement of any liens on the Premises, notwithstanding that reimbursement from the Landlord is not available until December 31, 2010.

            (c)   Tenant acknowledges that any request for payment of the Improvement Allowance and Additional Improvement Allowance may be made no more often than once per calendar month and must be delivered to Landlord together with partial or final lien waivers, architect's certificates, contractor's statements and owner's statements covering the work for which reimbursement is then being requested and Tenant's certification that the work for which reimbursement is then being requested is complete. Landlord shall make disbursements of the Improvement Allowance to Tenant or, at Tenant's option, directly to Tenant's contractors, within thirty (30) days after the Landlord's receipt of all required documentation. To the extent that the request is made to make payment directly to the Tenant's contractor, the required lien waivers must be delivered simultaneously with the delivery of the payment to the applicable Tenant contractor. Funds paid to Tenant or Tenant's contractors from Landlord shall be deemed to be paid out of the Improvement Allowance until the full amount of the Improvement Allowance has been disbursed. Landlord shall make disbursements of the Additional Improvement Allowance to Tenant following Tenant's completion of the Tenant Improvements and within thirty (30) days (but in no event earlier than December 31, 2010 as set forth above) after the Landlord's receipt of final lien waivers (including as-built plans for the Tenant Improvement if requested by Landlord) and other evidence set forth above required by Landlord to confirm the Tenant Improvements have been completed and fully paid for.

        "Costs of Tenant Improvements" shall mean the design and architectural costs to prepare the Tenant Plans, costs of all labor and materials, costs for removal of all construction debris, general contractor's fees and any permit or license fees necessary for completion of construction of Tenant Improvements and shall include the construction management and supervisory fee described in Section 7 above. Landlord shall be under no obligation to apply any portion of the Improvement Allowance for any purposes other than as provided in this Exhibit B, except that Tenant may utilize up to $79,705.00 of the Improvement Allowance towards Tenant's costs associated with the purchase and installation of furniture systems and wiring infrastructure in the Premises, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, supplier, workers or material men. Landlord shall be under no obligation to disburse any remaining portion of the Improvement Allowance if (i) there is a Default of Tenant under the Lease at the time of request of such disbursement or at the time such disbursement is due from Landlord or (ii) any disbursement request is received after (x) December 1, 2008 with respect to the Improvement Allowance set forth in Section 9(a) hereof and (y) after September 30, 2011, with respect to the Additional Improvement Allowance set forth in Section 9(b) hereof, and Tenant shall not thereafter be entitled to any such undisbursed portion of the Improvement Allowance. Additionally, if the Lease has terminated on or prior to the Additional Improvement Allowance Date, Landlord shall be under no obligation to disburse any of the Additional Improvement Allowance.

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  Exhibit 10.29